EXHIBIT 5.2

Kelli Kast Vice President, General Counsel and Corporate Secretary
October 17, 2008

COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation
Ladies and Gentlemen:
     As General Counsel for Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), I have examined the Registration Statement of the Company on Form S-3 filed on October 17, 2008 (the “Registration Statement”) with respect to the registration of the following securities (the “Securities”): (i) debt securities (the “Debt Securities”); (ii) preferred stock (the “Preferred Stock”); (iii) common stock (the “Common Stock”); and (iv) warrants entitling the holders to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”). All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.
     For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the authorization of the Common Stock and Preferred Stock and the filing of the Registration Statement. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.
     Based upon the foregoing examination and in reliance thereon, I am of the opinion that:
1.	With respect to the Common Stock to be offered by the Company, assuming the consideration offered in exchange for the shares is valid consideration under state law, when the Company receives consideration per share for the Common Stock in such an amount (not less than the par value per share) as has been or may be
Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213
www.coeur.com

determined by the Board of Directors of the Company, such Common Stock will be validly issued, fully paid and non-assessable.

2.	With respect to the Common Stock to be issued by the Company upon the exercise of the Warrants or the conversion of convertible Debt Securities (if applicable), such Common Stock will, upon due exercise or conversion thereof in accordance with the terms thereof and any indenture or other agreement pursuant to which the Warrants or Debt Securities are to be issued, and in the case of the Warrants, payment of the exercise price in accordance with the terms thereof, be validly issued, fully paid and non-assessable.

3.	With respect to the Preferred Stock, assuming the consideration offered in exchange for the shares is valid consideration under state law, when the Company receives consideration per share for the Preferred Stock in such an amount (not less than the par value per share) as has been or may be determined by the Board of Directors of the Company, the Preferred Stock will be validly issued, fully paid and non-assessable.

4.	With respect to the Preferred Stock to be issued by the Company upon the exercise of the Warrants or the conversion of convertible Debt Securities (if applicable), such Preferred Stock will, upon due exercise or conversion thereof in accordance with the terms thereof and any indenture or other agreement pursuant to which the Warrants or Debt Securities are to be issued, and in the case of the Warrants, payment of the exercise price in accordance with the terms thereof, be validly issued, fully paid and non-assessable.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.
     For the purpose of the opinion to be provided by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by that law firm as if it were addressed to that firm. I consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.
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Kelli Kast Vice President, General Counsel and Corporate Secretary

Very truly yours,
/s/ Kelli Kast

KELLI KAST, ESQ.

Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213
www.coeur.com